Exhibit 10.2

Effective 6-29-15

BRIGGS & STRATTON CORPORATION

ANNUAL INCENTIVE PLAN

ADMINISTERED BY THE COMPENSATION COMMITTEE

As adopted by the Compensation Committee on April 20, 2004 and amended through January 19, 2016

BRIGGS & STRATTON CORPORATION
ANNUAL INCENTIVE PLAN

I.	Plan Objectives

A.
To promote the maximization of shareholder value over the long term by providing incentive compensation to elected officers of Briggs & Stratton Corporation in a form which is designed to financially reward participants for an increase in the value of the Company to its shareholders.

B.	To provide competitive levels of compensation to enable the Company to attract and retain employees who are able to impact the value of the Company to its shareholders.

C.	To encourage teamwork and cooperation in the achievement of Company goals.

D.	To recognize differences in the performance of individual participants.

II.	Plan Administration

The Administrative Committee (the “Committee”) shall be responsible for the design, administration, and interpretation of the Plan. The Compensation Committee of the Board of Directors will operate as the Administrative Committee.

III.	Definitions

A.	“Actual BVA” means the BVA as calculated for the relevant Plan Year.

B.	“Base Salary” means the Participant’s Compensation for the time that he or she was an eligible employee during the Plan Year.

C.
“Briggs & Stratton Value Added” or “BVA” means the Income from Operations after adjustment for non-recurring items, as reported in the Company’s annual report (Form 10-K), that remains after subtracting the Capital Charge, expressed as follows:

Income from Operations

Less:	Capital Charge

Equals:	BVA

BVA may be positive or negative. Adjustments affecting Income from Operations or the Capital Charge are described in Article IX.F.

D.	“Business Goals” means a Participant’s goals used in determining the Participant’s Individual Performance Factor for a Plan Year. Business Goals are agreed to in the beginning of each Plan Year and recorded in the Company’s performance management system. Each Business Goal is subject to review and approval by the Committee before a Bonus is calculated and paid.

E.	“Capital” means the Company’s weighted average monthly net operating capital for the Plan Year, as reported in the Company’s annual report (Form 10-K) calculated as follows:

Accounts Receivable (net)
Plus:     Inventories (net)
Plus:     Property, Plant & Equipment (net)
Less:     Accounts Payable (net)
Less:     Accrued Liabilities (net)

F.	“Capital Charge” means the deemed opportunity cost of employing Capital in the Company’s businesses, determined as follows:

Capital Charge = Capital X Cost of Capital

G.	“CEO” means the Chief Executive Officer of Briggs & Stratton Corporation.

H.	“Company” means Briggs & Stratton Corporation.

I.	“Compensation” means all payments during the Plan Year as reported by the Company’s payroll system, subject to the following:

a.
Wages, salaries, commissions, incentive premiums, overtime, deferred compensation paid to a tax-qualified or non-qualified plan as elected by the employee and income excluded pursuant to any plan sponsored by the Company which satisfies Section 125 and/or 132(f)(4) of the Internal Revenue Code,

b.	Includes for all employees military duty, jury duty, holiday and vacation pay.

c.	Includes overtime for non-exempt employees.

d.
Excludes all employee Bonuses, value of benefits, imputed income, amounts contributed by the Company to a savings plan or similar plan, salary continuation for short term and long term disability, workers’ compensation, family leave and other voluntary time off.

J.
“Cost of Capital”: The Committee may decide annually to change the Cost of Capital to the extent the Company’s actual cost of capital increases or decreases by more than 1% up or down from the prior Plan Year. The Company’s actual cost of capital will be determined (to the nearest tenth of a percent) by the Committee consistent with the following methodology:

a.	Cost of Equity = Risk Free Rate + (Business Risk Index X Average Equity Risk Premium)

b.	Debt Cost of Capital = Debt Yield X (1 - Tax Rate)

c.
The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to the actual debt-to-capital ratio where the Risk Free Rate is the average daily closing yield rate on 10 year U.S. Treasury Bonds for the month of June immediately preceding the relevant Plan Year, and the Business Risk Index is determined by using an average of the Beta available in the four (4) most recent Value Line reports on the Company. The Average Equity Risk Premium is 6%, the Debt Yield is the weighted average yield of all borrowing included in the Company’s permanent capital, and the tax rate is the combination of the relevant federal and state effective income tax rates.

K.
“Group Financial Factor” means a Factor calculated in the same manner as the Total Company Financial Factor as set forth in Section VI, except that BVA, Actual BVA, Target BVA, OI, Capital (net of intercompany amounts), Capital Charge and other relevant terms shall be defined by reference to the particular operating group or division, service division or sales group, not by reference to the entire Company.

L.	“Operating Income” or “OI” means Income from Operations as reported in the Company’s financial statements subject to adjustment for restructuring charges and material non-recurring items.

M.	“Participant” means an elected officer of the Company, or an employee of the Company or one of its subsidiaries, designated for inclusion in this Plan.

N.	“Plan” means the Briggs & Stratton Corporation Annual Incentive Plan (“AIP”).

O.	“Plan Year” means the one year period coincident with the Company’s fiscal year.

P.	“Target BVA” means the target level of BVA for the Plan Year determined by the Committee.

IV.	Eligibility

A.
Eligible Positions. In general, all of the Company’s elected officers and certain direct reports of such individuals, as designated by the Committee, who are employed during any Plan Year, are eligible for participation in the Plan. Participation is recommended by the CEO and approved by the Committee.

B.
Nomination and Approval. Each Plan Year, the CEO will nominate eligible employees of the Company and its subsidiaries and affiliates to participate in the Plan for the next Plan Year. The Committee will have the final authority to select Participants among the eligible employees nominated by the CEO. Continued participation in the Plan is contingent on approval of the Committee.

V.	Individual Participation Levels

A.
Calculation of Bonus. Each Participant’s Bonus will be determined as a function of the Participant’s Compensation paid during the Plan Year, the Participant’s Target Incentive Award (provided in paragraph V.B, below), Total Company and/or Group Financial Factor(s) (provided in Section VI.A)

and the Individual Performance Factor(s) (provided in Section VI.B) for the Plan Year. Each Participant’s Bonus will be calculated as follows:

Annual Incentive Plan Calculation
	Total Company BVA	Group BVA	Plant BVA	Individual Performance	Total
Target Factor %	40-100%	0-50%	0-50%	0-20%	100%
* Factor	As determined by BVA and Individual Performance
* Weighted Average Factor[1]	Multiply each Financial and Individual Performance Factor by its Target Factor % and add together
Multiply Weighted Average Factor by Eligible Compensation

1 Bonus payout for the Individual Performance Factor is determined separately from the Financial Factor(s); however, if the Total Company BVA Factor <0, the Individual Factor is reduced by 50%.
2 In no case may the Bonus exceed two times the Target Incentive Award or be less than zero.

VI.
Target Incentive Awards. The Target Incentive Award is stated as a percentage of eligible Compensation determined by the Committee. Any and all exceptions to the Target Incentive Award must be pre-approved by the Committee.

A.
Total Company and Group/Plant Financial Factor calculation. For any Plan Year, the Total Company and Group/Plant Financial Factor(s) will be calculated from a table approved by the Committee that states the Factor(s) that apply(ies) to achievement of various percentages of the Target BVA for the Plan Year. Each Financial Factor will be rated independently and can be a negative or positive value rounded to two decimal places. For Participants with multiple Financial Factors, each Financial Factor will be multiplied by the respective percentage of the Target BVA and added together to produce a weighted-average Financial Factor.

B.
Individual Performance Factor calculation. Determination of Individual Performance will be the responsibility of the individual to whom the participant reports. This determination will be subject to approval by the Committee and should be in conformance with the process set forth below:

a.
The Individual Performance Factor of the Bonus calculation will be based on the accomplishment of Business Goals, as reported and rated in the Company’s performance management system. Business Goals may be individual, financial and/or other goals agreed to at the beginning of each Plan Year by the Participant and his/her manager and approved by the Committee. Whenever possible, individual performance will be evaluated according to quantifiable benchmarks of success. When performance cannot be measured according to a quantifiable monitoring system, an assessment of the Participant’s performance will be evaluated by the Participant’s manager. During the annual Performance Management process, the manager will assign a ranking to each of the Participant’s Business Goals according to the following schedule:

Individual

Performance Rating	Performance Rating

Substantially Exceeds	Expectations 5

Exceeds Expectations	4

Meets Expectations	3

Below Expectations	2

Unsatisfactory	1

b.
Aggregate Individual Performance Factor. The Individual Performance Factor to be used in the calculation of the Bonus shall be equal to the weighted average of the ratings for each Business Goal as reported in the performance management system, using the conversion table below. The Individual Performance Factor will be calculated separately from the Financial Factor(s), except in a Plan Year if the Total Company Financial Factor is negative, the calculated Individual Performance Factor will be multiplied by 50%.

Weighted Average Rating of Performance Goals[1]	Payout Factor[2]	Payout % of Individual Target
4.25 - 5.00	2.00	200%
3.50 – 4.24	1.00 - 1.99	100% - 199%
3.00 - 3.50	0.51 - 1.00	51% - 100%
2.50 - 2.99	0.01 - 0.50	1% - 50%
0.00 - 2.49	-0-	-0-
1 Excludes ratings on Cultural Attributes
2 Payout Factor will be determined using straight-line interpolation for ratings between steps

VII. Change in Status During the Plan Year

A.	New Hire, Re-hire, Transfer, Promotion, Demotion

A newly hired or re-hired employee, or an employee transferred, promoted, or demoted during the Plan Year to a position qualifying for participation (or leaving the participating class) may accrue (subject to discretion of the Committee) a pro rata Bonus using the Participant’s compensation paid in each participating position. Any and all exceptions to the Target Incentive Award must be pre-approved by the Committee.

B.	Discharge

An employee discharged during the Plan Year shall not be eligible for a Bonus, even though his or her service arrangement or contract extends past year-end, unless the Committee determines that the conditions of the termination indicate that a prorated Bonus is appropriate. The Committee shall have full and final authority in making such a determination.

C.	Resignation

An employee who resigns during the Plan Year, for any reason except retirement, will not be eligible for a Bonus.

D.	Death, Disability, Retirement

a.
If a Participant’s employment is terminated during a Plan Year by reason of death, disability, or normal or early retirement as defined in the Company’s U.S. retirement plan (the Briggs & Stratton Retirement Plan) without regard to whether the Participant is covered by the retirement plan, a final prorated Bonus will be calculated at the end of the Plan Year using the Participant’s Compensation paid during the Plan Year.

b.
For purposes of this section, the date a Participant is deemed to be terminated pursuant to disability shall be the date the employee begins receiving a monthly Long Term Disability Benefit under the Company’s Group Insurance Plan.

c.	Any Bonus remaining unpaid at the employee’s death shall be paid to the employee’s estate.

1.	Each employee may name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the employee’s death.

2.
Each such designation shall revoke all prior designations by the employee, shall be in the form prescribed by the Committee, and shall be effective only when filed by the employee in writing with the Committee during his or her lifetime.

3.	In the absence of any such designation, benefits remaining unpaid at the employee’s death shall be paid to the employee’s estate.

E.	Leave of Absence

An employee whose status as an active employee is changed during a Plan Year as a result of a leave of absence may, at the discretion of the Committee, be eligible for a pro rata Bonus determined in the same way as in paragraph D of this Section.

VIII.	Bonus Payment

A.
All Bonuses of Participants shall be paid in cash, less amounts required by law to be withheld for income and employment tax purposes, no later than the last day allowed under current tax law following the end of the Plan Year in which the Bonus was earned.

B.
Participants who completed a Plan Year must have a performance rating of Meets Expectations, Exceed Expectations, Substantially Exceeds Expectations or Developing Performer for the Plan Year to be eligible for a payout; Participants rated Below Expectations or Unsatisfactory will not receive a Bonus payout.

IX.	Administrative Provisions

A.
Amendments, Suspension, Termination and Recovery. The Committee shall have the right to modify or amend this Plan from time to time, or suspend it or terminate it entirely. The Committee may suspend or terminate a Bonus for a Plan Year at any time prior to its payment to the Participant. The Committee may also recover all or any portion of a Total Bonus Payout to an officer with respect to (1) a Plan Year for which there occurs within the three (3) years following the award a material restatement of the Company’s annual report filed with the SEC due to the negligence or misconduct of one or more persons, and (2) any subsequent Plan Year in which a Bonus was materially affected by the restatement.

B.
Interpretation of Plan. Any decision of the Committee with respect to any issues concerning individuals selected for awards, the amount, terms, form and time of payment of awards, and interpretation of any Plan guideline, definition, or requirement shall be final and binding.

C.
Effect of Award on Other Employee Benefits. By acceptance of a bonus award, each recipient agrees that such award is special additional compensation and that it will not affect any employee benefit (e.g., life insurance, etc.) in which the recipient participates, except as provided in paragraph D below.

D.	Retirement Programs. Bonuses paid under this Plan shall be included in the employee’s compensation for purposes of the Company Retirement Plan(s) and Savings Plan(s) to the extent allowed.

E.
Right to Continued Employment; Additional Awards. The receipt of a Bonus award shall not give the recipient any right to continued employment, and the right and power to dismiss any employee is specifically reserved to the Company. In addition, the receipt of a bonus award with respect to any Plan Year shall not entitle the recipient to an award with respect to any subsequent Plan Year.

F.
Adjustments to Performance or Achievement Goals. When a performance or achievement goal is based on Briggs & Stratton Value Added or other quantifiable financial or accounting measures, it may be necessary to exclude or adjust significant non-budgeted or non-controllable capital investments or gains or losses from actual financial results in order to properly measure performance.

The Committee will decide those items that shall be considered in adjusting actual results. For example, some types of items that may be considered for exclusion or adjustment are:

a.	Any gains or losses which will be treated as extraordinary in the Company’s financial statements.

b.	Profits or losses of any entities acquired by the Company during the Plan Year, assuming they were not included in the budget and/or the goal.

c.	Material gains or losses not in the budget and/or the goal which are of a nonrecurring nature and are not considered to be in the ordinary course of business. Some of these would be as follows:

d.	Gains or losses from the sale or disposal of real estate or property.

e.	Gains resulting from insurance recoveries when such gains relate to claims filed in prior years.

f.	Losses resulting from natural catastrophes, when the cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company’s part.

1.	Capital incurred for a major acquisition for a reasonable period following such acquisition.

2.	Restructuring charges and related amortization periods.

X.    Miscellaneous

A.
Indemnification. Each person who is or who shall have been a member of the Committee or of the Board, or who is or shall have been an employee of the Company, shall not be liable for, and shall be indemnified and held harmless by the Company from, any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with any claim, action, suit, or proceeding to which he or she may be a party by reason of any action taken or failure to act under this Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

B.	Expenses of the Plan. The expenses of administering this Plan shall be borne by the Company.

C.	Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal or state taxes required by law to be withheld with respect to such payments.

D.	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin.

Section 409A. To facilitate compliance with Internal Revenue Code Section 409A, a payment otherwise required to be paid under this Plan shall be neither accelerated nor deferred nor shall there otherwise be a change in the time at which any payment due hereunder is to be paid, except pursuant to a specific written amendment adopted by the Board of Directors of Briggs & Stratton Corporation, which amendment is consistent with the requirements of applicable regulations under Internal Revenue Code Section 409A. Further, no individual shall be deemed to have a termination of employment for purposes of this Plan unless such termination of employment also constitutes a separation from service within the meaning of Code Section 409A.